Exhibit 99.1

GALAXY GAMING, INC.

6480 Cameron Street Suite 305

Las Vegas, Nevada 89118

(702) 939-3254

www.galaxygaming.com

GALAXY GAMING REPORTS THIRD QUARTER 2026 RESULTS

Record Recurring Revenue

MONOPOLY® Table Games Progressive Named Product Innovation of the Year at Global Gaming Awards Americas 2026

LAS VEGAS, November 9, 2026 - Galaxy Gaming, Inc. ® (OTCQB: GLXZ) ("Galaxy" or the "Company"), today announced results for the third quarter ended September 30, 2026.

•
Total Revenue of $8.0 million increased 9% from $7.3 million a year ago
o
Record recurring revenues, net of royalties, increased 10% to $8.0 million and represented more than 99% of total revenues; non-recurring revenues decreased due to the timing of perpetual license sales of progressive gaming systems
o
Record core recurring revenue, net of royalties, increased 11% to $5.0 million
o
Digital revenue, net of royalties, increased 7% to $3.0 million
•
Net Income increased to $5.1 million, primarily reflecting the receipt of a $5.2 million termination fee related to the terminated Evolution merger agreement, partially offset by $1.2 million of merger-related costs
o
Interest Expense decreased 16% to $0.7 million, driven by reduced interest rates as well as lower outstanding principal
•
Adjusted EBITDA, a non-GAAP financial measure, was relatively flat at $3.2 million, impacted by the timing of approximately $0.3 million of G2E expenses incurred in Q3 2026 versus Q4 in the prior year
•
Free Cash Flow, a non-GAAP financial measure, was up 9% to $1.4 million compared to $1.3 million a year ago
•
Returned $1.7 million of capital in Q3 by repurchasing 330,758 shares and cancelling all 778,320 outstanding warrants, reducing the diluted share count by 4.2%

"The third quarter was a milestone quarter for Galaxy, both in our results and on the show floor,” said Matthew Reback, Chief Executive Officer of Galaxy. “Recurring revenue reached another record and now makes up essentially all of our revenue, which reflects the deliberate shift we’ve made away from one-time sales toward placements that earn over their full life. In our Core business, the Galaxy Operating System® and our MONOPOLY®-branded progressive systems are driving new placements in the U.S. and internationally, as well as higher participation revenue in international markets, and in Digital, our content continues to reach more players through new and existing operators. With the merger process completely behind us, our team is fully focused on building on that momentum.”

“At G2E, we were honored that our MONOPOLY® table games progressive was named Product Innovation of the Year at the Global Gaming Awards Americas 2026. It is a fitting recognition for a product that has been adopted faster than any other in our portfolio. We built on that momentum by unveiling Galaxy Link, our all-table linked progressive launching with initial themes of MONOPOLY® Building Riches and Spotlight Spin in Art Deco. Galaxy Link connects tables across the entire casino floor to a shared jackpot, creating new billable units on tables we already serve. The response from operators at the show was exceptional, and we look forward to converting that interest into placements in the coming quarters.”

“With a stronger balance sheet, we are returning capital directly to shareholders,” said Steve Kopjo, Chief Financial Officer of Galaxy. “Our operations generated enough cash to fully fund our investment in product development and continued debt reduction. That allowed us to put a portion of the Evolution termination fee to work for shareholders, repurchasing shares and retiring all outstanding Fortress warrants at a discount to market valuation to return $1.7 million of capital and reduce our diluted share count by 4.2%. We grew Free Cash Flow 9% to $1.4 million, and with the expectation of growing Free Cash Flow to reinvest in the business and the remaining termination fee proceeds available for further share repurchases under our authorization, we are well positioned to keep investing in growth while returning value to shareholders.”

Consolidated Third Quarter Results (unaudited)

	For the Three Months Ended September 30,
	2026	2025
Total Revenue	$7,975,219	$7,325,142

Recurring Revenues, Net of Royalties(1)	$7,963,649	$7,256,428

Income from Operations(2)	$664,738	$1,903,652

Interest Expense	$729,544	$872,101

Net income(2)	$5,129,364	$1,039,139

Diluted EPS(2)	$0.20	$0.04

Adjusted EBITDA(3)	$3,221,792	$3,238,495

Free Cash Flow(3)	$1,434,708	$1,319,933

(1) The Company defines Recurring Revenues, net of royalties, as Gross Revenue (from Core and Digital Revenues), less Perpetual License Sales of Progressive Gaming Systems and less Royalties Netted Against Gross Revenue. These components are presented in the revenue discussion within Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Management uses Recurring Revenues to evaluate the durability of the Company's revenue base, as recurring placements generate revenue across the life of an installation while perpetual license sales occur in a single period.

(2) Net income and diluted earnings per share for the three months ended September 30, 2026 include: (i) a $5.2 million termination fee received in connection with the terminated Evolution merger agreement; (ii) approximately $1.2 million of professional fees and transaction-related costs, primarily related to the proposed acquisition of the Company by Evolution, which was terminated on July 21, 2026, compared with approximately $0.3 million for the three months ended September 30, 2025; and (iii) approximately $0.2 million of state tax expense related to sales and use tax matters identified through the Company’s ongoing review of historical sales and use tax compliance across multiple jurisdictions, relating primarily to sales and use tax not charged to customers, substantially all of which is attributable to periods prior to 2026. Income from operations includes items (ii) and (iii).

(3) Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a reconciliation of each to net income, the most directly comparable GAAP measure, see “Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures” at the end of this release.

Third Quarter 2026 Results Overview

Total revenues for the three-month period ended September 30, 2026 increased to $8.0 million compared to $7.3 million in the year-ago quarter, an increase of 9% driven by organic growth. There were minimal perpetual license sales of progressive gaming systems in the current quarter compared to $0.1 million in the prior-year period, due to the timing of individual system sales which was driven by the strategic decision to prioritize more stable and higher-margin recurring revenue over one-time sales. As the Company works toward the optimal balance between these one-time perpetual sales and recurring placements, it expects perpetual license sales for the full year 2026 to be lower than the prior year.

Recurring revenues, net of royalties, increased 10% to a record $8.0 million from $7.3 million in the prior year period reflecting meaningful growth in both the Core and Digital businesses.

Income from operations was $0.7 million for the three months ended September 30, 2026, compared with $1.9 million in the prior-year quarter. The decrease was primarily driven by approximately $1.2 million of professional fees and transaction-related costs, largely associated with the terminated Evolution merger agreement, compared with approximately $0.3 million in the prior-year quarter.

Income from operations also reflects approximately $0.3 million of G2E trade show expenses, which were incurred in the third quarter this year compared with the fourth quarter last year due to the timing of the event, higher incentive compensation accruals compared with a reduced accrual level in the prior-year period, and a charge of approximately $0.2 million of state sales and use tax expense, substantially all of which is attributable to periods prior to 2026.

Interest expense decreased 16% to $0.7 million from $0.9 million, due to a decrease in the effective interest rate and a reduction in debt principal, comprised of $2.5 million in principal payments made since September 30, 2025.

Net income increased to $5.1 million, or $0.20 per diluted share, compared with $1.0 million, or $0.04 per diluted share, in the prior-year period. Current-period results include a $5.2 million termination fee received in connection with the terminated Evolution merger agreement, partially offset by approximately $1.2 million of professional fees and transaction-related costs, largely associated with the terminated merger agreement, compared with approximately $0.3 million of such costs in the prior-year period.

Adjusted EBITDA was $3.2 million in the third quarter of 2026, relatively flat compared with the prior-year period, reflecting the G2E timing and incentive compensation accruals noted above.

Free Cash Flow increased 9% to $1.4 million, compared with $1.3 million in the year-ago period, primarily reflecting decreased cash paid for interest due to lower interest rates and outstanding principal.

Balance Sheet, Liquidity and Cash Flow

•
As of September 30, 2026, the Company had $9.1 million of cash and cash equivalents compared with $4.3 million as of December 31, 2025. During the first nine months of 2026, the Company generated $11.9 million of cash from operations, including the $5.2 million termination fee received in connection with the terminated Evolution merger agreement, and used $3.1 million for capital investment, $2.1 million for debt repayment, and $1.7 million for the share repurchase and warrant cancellation, while increasing its cash balance by $4.8 million.
•
During the first nine months of 2026, the Company invested $3.1 million in the business compared with $2.2 million in the prior-year period, including $1.2 million in internally developed software, an increase of 65%, and $1.4 million in gaming systems deployed at customer locations, an increase of 51%.
•
Total long-term debt, net of debt issuance costs, decreased to $37.4 million as of September 30, 2026, from $39.3 million as of December 31, 2025, as the Company paid $1.9 million on its senior secured term loan during the first nine months of 2026. Total leverage, defined as the total credit facility outstanding divided by trailing twelve-month Adjusted EBITDA, was 2.75x as of September 30, 2026, compared with 2.79x as of June 30, 2026.
•
On July 22, 2026, the Company’s Board of Directors authorized a share repurchase program of up to $4.0 million of the Company’s outstanding common stock and warrants, with no fixed expiration date. On July 31, 2026, the Company repurchased 330,758 shares in a privately negotiated transaction at approximately $1.55 per share, for an aggregate cost of $0.5 million, and on August 12, 2026, it cancelled all 778,320 outstanding Fortress warrants for $1.2 million. Approximately $2.3 million remains available under the share repurchase plan.

Core Revenue

	Three Months Ended September 30,
	2026	2025	$ Change	% Change
Revenue:
Core Revenues:
Recurring License Revenue	$5,709,735	$5,186,967	$522,768	10.1%
Perpetual License Sales of Progressive Gaming Systems	11,570	68,714	(57,144)	-83.2%
Gross Revenue	5,721,305	5,255,681	465,624	8.9%
Royalties Netted against Gross Revenue	(750,624)	(735,882)	(14,742)	2.0%
Total Core Revenue	$4,970,681	$4,519,799	$450,882	10.0%

Total Core Recurring Revenue(1)	$4,959,111	$4,451,085	$508,026	11.4%

(1) The Company defines Total Core Recurring Revenue, as Gross Core Revenue less Perpetual License Sales of Progressive Gaming Systems and less Royalties Netted Against Gross Revenue. These components are presented in the revenue discussion within Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Core growth was driven by new game placements in the U.S. and higher participation-based revenue in foreign jurisdictions, largely fueled by continued momentum from the GOS Progressive System and the MONOPOLY®-branded progressive systems launched earlier this year. The decline in perpetual license sales reflects the deprioritization of such transactions and the timing of individual system sales.

Digital Revenue

	Three Months Ended September 30,
	2026	2025	$ Change	% Change
Revenue:
Digital Revenues:
Recurring License Revenue	$4,369,614	$3,947,334	$422,280	10.7%
Gross Revenue	4,369,614	3,947,334	422,280	10.7%
Royalties Netted against Gross Revenue	(1,365,076)	(1,141,991)	(223,085)	19.5%
Total Digital Revenue	$3,004,538	$2,805,343	$199,195	7.1%

Digital revenues increased 7% to $3.0 million, driven by higher play volume with existing operators and content launches with new customers. All Digital revenue is of a recurring nature. Royalties on licensed titles increased 20%, growing faster than gross revenue and increasing royalties to 31% of gross revenue from 29% in the prior-year period.

Subsequent Events

On October 21, 2026, the Company announced that Meredith Brill, a Class II Director, had informed the Board of Directors of her intention to step down from the Board effective October 20, 2026. On the same date, the Board appointed John M. Boushy as a Class II Director, effective October 21, 2026, to succeed Ms. Brill.

Webcast Presentation

Galaxy Gaming has posted a webcast presentation reviewing its third quarter 2026 results. The presentation, including accompanying slides, is available on the Investor Relations section of the Company’s website at www.galaxygaming.com and will remain available for 90 days. Investors may submit questions to investors@galaxygaming.com.

Non-GAAP Financial Information

To enhance investor understanding of the underlying trends in our business, our cash balance and cash available for operating needs, and to provide better comparability between periods in different years, we are providing Adjusted EBITDA and Free Cash Flow in this press release. These measures are not measures of our financial performance or liquidity under United States Generally Accepted Accounting Principles (“U.S. GAAP”) and should not be considered in isolation or as a substitute for measures prepared in accordance with U.S. GAAP. These measures should be read in conjunction with our net income (loss), operating income, and cash flow data prepared in accordance with U.S. GAAP.

Adjusted EBITDA includes adjustments to U.S. GAAP net income (loss) to exclude interest, income taxes, depreciation, amortization, stock-based compensation, transaction termination income, foreign currency exchange loss (gain), and severance and other expenses related to litigation, professional fees and transaction-related costs, non-income tax assessments, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations, including loss on extinguishment of debt. Adjusted EBITDA is used by management to evaluate our operating performance. Management believes that disclosure of the Adjusted EBITDA metric offers investors, regulators and other stakeholders a view of our operations in the same manner management evaluates our performance. When combined with U.S. GAAP results, management believes Adjusted EBITDA provides a comprehensive understanding of our financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) or to net cash provided by operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating our performance.

We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, net of interest income received, cash used in investing activities, and cash paid for income taxes, net of refunds. Management uses Free Cash Flow to evaluate the cash generated by our operations that is available to service and repay indebtedness and to reinvest in the business, and believes disclosure of Free Cash Flow provides investors, regulators and other stakeholders with useful information for the same purpose. Free Cash Flow should not be considered an alternative to net income (loss) as a measure of operating performance, or to net cash provided by operating activities as a measure of liquidity. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Cautionary Note Regarding Forward-Looking Statements

Some of the information contained in this press release includes forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “might,” “expect,” “intend,” "target," “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only predictions. We have based these forward-looking statements on our current expectations, assumptions and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement.

These risks and uncertainties include, but are not limited to, changes in the trading price of our common stock that may impact share repurchases; our available cash and liquidity; the effects of the termination of the merger with Evolution Malta Holding Limited on our business and on the market price of our common stock; the ability of the Company to enter and maintain strategic alliances, product placements or installations in land based casinos or grow its iGaming business, garner new market share, secure licenses in new jurisdictions or maintain existing licenses, successfully develop or acquire and sell proprietary products, comply with regulations, including changes in gaming related and non-gaming related statutes and regulations that affect the revenues of our customers in land-based casino and, online casino markets, have its games approved by relevant jurisdictions, unfavorable economic conditions in the US and worldwide, our level of indebtedness, restrictions and covenants in our loan agreement, dependence on major customers, protection of intellectual property and our ability to license the intellectual property rights of third parties, failure to maintain the integrity of our information technology systems, including without limitation, cyber-attacks or other failures in our telecommunications or information technology systems, or those of our collaborators, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business, and other factors. Additional information concerning these and other risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including in the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statement.

About Galaxy

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative games, bonusing systems, and technology solutions to physical and online casinos worldwide. Galaxy Gaming offers games proven to perform developed by gaming experts and backed by the highest level of customer support. Galaxy Gaming Digital is the world’s leading licensor of proprietary table games to the online gaming industry. Galaxy Gaming has over 140 licenses worldwide, including licenses in 28 U.S. states and more than 30 countries around the world.

Contacts:

Investor Relations:
Steve Kopjo (702) 727-8886

Media:
Phylicia Middleton (702) 938-1753

GALAXY GAMING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended
	September 30, 2026	September 30, 2025
Revenue:
Licensing fees	$7,975,219	$7,325,142
Total revenue	7,975,219	7,325,142
Costs and expenses:
Cost of ancillary products and assembled components	63,314	241,139
Selling, general and administrative	5,854,086	4,021,121
Research and development	216,711	230,545
Depreciation and amortization	896,217	806,483
Stock-based compensation	280,153	122,202
Total costs and expenses	7,310,481	5,421,490
Income from operations	664,738	1,903,652
Other income (expense):
Interest income	17,060	4,789
Interest expense	(729,544)	(872,101)
Foreign currency exchange loss	(1,583)	(21,184)
Transaction termination income	5,234,678	—
Total other income (expense), net	4,520,611	(888,496)
Income before (provision) benefit for income taxes	5,185,349	1,015,156
(Provision) benefit for income taxes	(55,985)	23,983
Net income	5,129,364	1,039,139
Foreign currency translation adjustment	(47,923)	1,405
Comprehensive income	$5,081,441	$1,040,544

Net income per share:
Basic	$0.20	$0.04
Diluted	$0.20	$0.04

Weighted-average shares outstanding:
Basic	25,533,080	26,089,512
Diluted	25,533,080	26,274,251

GALAXY GAMING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS	September 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$9,062,417	$4,306,683
Accounts receivable, net of allowance of $145,175 and $241,283, respectively	4,779,217	5,742,383
Income tax receivable	115,284	126,311
Prepaid expenses	1,125,604	1,394,462
Total current assets	15,082,522	11,569,839
Property and equipment, net	107,044	118,115
Operating lease right-of-use assets	102,874	280,429
Assets deployed at client locations, net	4,982,978	4,125,723
Goodwill	1,091,000	1,091,000
Other intangible assets, net	9,824,314	10,225,783
Other assets	156,585	89,730
Total assets	$31,347,317	$27,500,619
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,412,847	$1,876,338
Accrued expenses	2,875,803	3,178,328
Current portion of operating lease liabilities	92,216	298,006
Current portion of long-term debt	3,093,750	2,416,108
Revenue contract liability	114,033	286,221
Total current liabilities	8,588,649	8,055,001
Long-term operating lease liabilities	3,189	2,944
Long-term debt and liabilities, net	34,276,752	36,867,804
Deferred tax liabilities, net	638	49,145
Total liabilities	42,869,228	44,974,894
Commitments and Contingencies
Stockholders’ deficit
Preferred stock, 10,000,000 shares authorized; $0.001 par value; 0 shares issued and outstanding	—	—
Common stock, 65,000,000 shares authorized; $0.001 par value; 25,159,424 and 25,354,623 shares issued and outstanding, respectively	25,159	25,354
Additional paid-in capital	19,323,810	20,663,931
Accumulated deficit	(30,773,719)	(38,267,617)
Accumulated other comprehensive (loss) income	(97,161)	104,057
Total stockholders’ deficit	(11,521,911)	(17,474,275)
Total liabilities and stockholders’ deficit	$31,347,317	$27,500,619

GALAXY GAMING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net income (loss)	$7,493,898	$(31,786)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,685,390	2,372,215
Amortization of right-of-use assets	201,761	194,274
Amortization of debt issuance costs and debt discount	190,199	116,625
Bad debt expense	36,516	30,138
Gain on disposal of property & equipment	—	(62)
Deferred income tax	(48,507)	19,415
Stock-based compensation	388,819	441,605
Loss on extinguishment of debt	—	2,969,585
Changes in operating assets and liabilities:
Accounts receivable	820,933	(122,418)
Income tax receivable	17,262	(60,685)
Prepaid expenses and other current assets	268,858	(6,767)
Other assets	(66,854)	215,214
Accounts payable	538,226	(433,601)
Accrued expenses	(266,327)	(78,002)
Revenue contract liability	(172,188)	57,968
Operating lease liabilities	(229,751)	(213,980)
Net cash provided by operating activities	11,858,235	5,469,738
Cash flows from investing activities:
Investment in internally developed software	(1,242,809)	(751,067)
Acquisition of property and equipment	(75,707)	(93,683)
Acquisition of assemblies in process	(466,517)	(612,198)
Acquisition of assets deployed at client locations	(1,405,289)	(928,982)
Transfer of title of assets deployed at client locations to perpetual license customer	60,218	171,575
Net cash used in investing activities	(3,130,104)	(2,214,355)
Cash flows from financing activities:
Proceeds from BMO Credit Agreement	—	45,000,000
Principal payments on long-term debt (Fortress)	—	(57,576,929)
Principal payments on long-term debt (BMO)	(1,937,500)	(4,812,500)
Principal payments on long-term debt (Insurance)	(166,108)	(242,281)
Payments of debt issuance costs	—	(630,024)
Fees associated with debt transactions — prior debt	—	(138,233)
Proceeds from stock option exercises	—	175,400
Repurchase of common stock	(514,202)	—
Cancellation of outstanding warrants	(1,214,933)	—
Net cash used in financing activities	(3,832,743)	(18,224,567)
Effect of exchange rate changes on cash	(139,654)	185,720
Net increase (decrease) in cash and cash equivalents	4,755,734	(14,783,464)
Cash and cash equivalents – beginning of period	4,306,683	18,118,043
Cash and cash equivalents – end of period	$9,062,417	$3,334,579
Supplemental cash flow information:
Cash paid for interest	$2,121,855	$2,656,333
Cash paid for income taxes	$182,130	$147,914
Supplemental schedule of non-cash activities:
Right-of-use assets obtained in exchange for lease liabilities	$24,206	$6,914

GALAXY GAMING, INC.

RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES

(Unaudited)

	Three Months Ended September 30,	Three Months Ended September 30,
Adjusted EBITDA and Free Cash Flow Reconciliation:	2026	2025
Net income	$5,129,364	$1,039,139
Interest expense	729,544	872,101
Interest income	(17,060)	(4,789)
Provision (benefit) for income taxes	55,985	(23,983)
Depreciation and amortization	896,217	806,483
EBITDA	6,794,050	2,688,951
Stock-based compensation(1)	280,153	122,202
Professional fees, acquisition costs and other(2)	1,194,419	310,778
Non-income tax assessment(3)	186,265	—
Foreign exchange loss(4)	1,583	21,184
Transaction termination income(5)	(5,234,678)	—
Tariffs(6)	—	95,380
Adjusted EBITDA	$3,221,792	$3,238,495

Cash paid for interest, net(7)	(689,736)	(835,951)
Cash used in investing activities	(1,033,848)	(1,052,611)
Cash paid for income taxes, net(8)	(63,500)	(30,000)
Free Cash Flow	$1,434,708	$1,319,933

(1) Represents the non-cash expense associated with the value of equity awards granted to employees, directors and consultants by the Company.

(2) Represents professional fees and transaction-related fees incurred related to acquisitions, mergers and professional fees incurred for other projects not considered part of the normal course of business.

(3) Represents a charge of state tax expense across multiple jurisdictions recorded in connection with managed audits and voluntary disclosures that the Company self-initiated, largely relating to sales and use tax not charged to customers, substantially all of which is attributable to periods prior to 2026.

(4) Represents foreign exchange losses and gains associated with the fluctuations of foreign currency rates.

(5) Represents the cash termination fee received from Evolution under the terms of the Merger Agreement.

(6) Represents the total amount expended on tariffs.

(7) Represents cash paid for interest during the period, net of interest income received.

(8) Represents cash paid for income taxes during the period, net of refunds received.